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                                                                       Exhibit 5

                   Benefical Management Corporation of America
                              200 Beneficial Center
                            Peapack, New Jersey 07977

                                                                    July 1, 1997

Beneficial Corporation
One Christina Centre
301 North Walnut Street
Wilmington, Delaware 19801

                  Re:   Beneficial Corporation
                        Registration Statement on Form S-3
                        -----------------------------------
Gentlemen:

          I am Vice President and Assistant General Counsel of Beneficial Management Corporation of America, a wholly-owned subsidiary of Beneficial Corporation, a Delaware corporation (the "Company"), and, as such, I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement"), being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of $3,000,000,000 aggregate principal amount of the Company's unsecured debentures, notes or other evidences of indebtedness (the "Securities").

          This opinion is delivered in accordance with the requirements of Items 601(b)(5) of Regulation S-K under the Securities Act.

          I have examined and am familiar with originals or copies of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with this opinion, including (i) the Registration Statement relating to the Securities; (ii) the Amended and Restated Standard Multiple Series Indenture Provisions and the form of the Indenture to be entered


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Beneficial Corporation
July 1, 1997
Page 2

into by the Company and a trustee to be selected (together, the "Indenture"), each filed as an exhibit to the Registration Statement; (iii) the form of the Securities; (iv) the Restated Certificate of Incorporation of the Company as currently in effect; (v) the By-Laws of the Company as currently in effect; and
(vi) resolutions adopted to date by the Finance Committee of the Board of Directors of the Company (the "Board of Directors") relating to the registration of the Securities.

          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents and documents to be executed, I have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except to the extent as to which I opine below with respect to the Company as to the Securities, the validity and binding effect thereof on such parties. I have assumed that the Indenture has been or will be duly authorized, executed and delivered by the applicable trustee and that any Securities that may be issued will be manually signed or countersigned, as the case may be, by duly authorized officers of the applicable trustee.

          I am a member of the Bar in the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.


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Beneficial Corporation
July 1, 1997
Page 3

          Based upon and subject to the foregoing, I am of the opinion that:

          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement or term sheet with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly authorized, executed and delivered by the Company and the other parties thereto;
(iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Securities and related matters; (v) the terms of the Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, the Restated Certificate of Incorporation or By-Laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (vi) the applicable Indenture has been duly authorized, executed and delivered by the Company to the applicable Trustee; and (vii) the Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Securities, when issued and sold in accordance with the applicable Indenture and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may


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Beneficial Corporation
July 1, 1997
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be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and
(d) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

          I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                                     Very truly yours,

                                                     /s/ Charles D. Brown


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